The National Portfolio of Merrill Lynch Municipal Bond Fund, Inc.

File No. 811-2688

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending December 31, 2001, the National Portfolio (the "Registrant"), a series of Merrill Lynch Municipal Bond Fund, Inc., acquired substantially all of the assets and assumed substantially all of the liabilities of Merrill Lynch Oregon Municipal Bond Fund, Inc. (the "Oregon Fund"), a series of Merrill Lynch Multi-State Municipal Series Trust ("Municipal Series Trust"), File No. 811-4375.

At meetings of the Boards of Directors of the Registrant and the Boards of Trustees of Municipal Series Trust, the Board of Directors and Board of Trustees approved an Agreement and Plan of Reorganization (the "Reorganization"). The Reorganization referred collectively to the acquisition of substantially all of the assets and the assumption of substantially all of the liabilities of each State Fund by the Registrant and the simultaneous distribution of newly-issued shares of the National Portfolio to each State Fund and the subsequent distribution of these newly-issued shares of the National Portfolio by each State Fund to its respective shareholders.

On March 26, 2001, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File No. 333-57634; the "N-14 Registration Statement"). The N-14 Registration Statement contained the proxy materials soliciting the approval of the Agreement and Plan of Reorganization by the shareholders of the Oregon Fund. Pre-Effective Amendment No. 1 to the N-14 Registration Statement was filed on March 27, 2001, and the N-14 Registration Statement as so amended was declared effective by the Commission on April 26, 2001. Post-Effective Amendments Nos. 1 and 2 to the N-14 Registration Statement were filed on July 27, 2001 and December 10, 2001, respectively.

On October 11, 2001, the shareholders of the Registrant and the Oregon Fund approved the Reorganization at a special meeting of shareholders held for that purpose. On November 12, 2001, the "Reorganization Date," pursuant to the Agreement and Plan of Reorganization, The Oregon Fund transferred securities and cash valued at $8,290,412.27 to the Registrant and received in exchange 798,218.810 newly-issued shares of the Registrant; and the Oregon Fund distributed these shares to its respective shareholders as provided in the Agreement and Plan of Reorganization. The Oregon Fund ceased offering shares as of the Reorganization effective date.